ARTICLES OR INCORPORATION

			  OF

       INTERNATIONAL ENVIRONMENTAL TECHNOLOGIES INC.


			   I

The name of the corporation is International Environmental
Technologies, Inc.

			  II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, trust company business of the practice of a profession permitted to be incorporated by the California Corporations Code.

			  III

The name and address in the State of California of the corporation's initial agent for service of process is:

FRED M. COHEN, ESQ.
10700 Civic Center drive
Suite 200
Rancho Cucamonga, CA 91730

			  IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 12,000,000.

Dated: December 6, 1996

s/ FRED M. COHEN, Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and such instrument is my act and deed.

s/ FRED M. COHEN